Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40881) of Omega Research, Inc. of our report dated September 10, 1999, except as to Note 10, which is as of October 21, 1999, relating to the financial statements of Window on WallStreet Inc., which appears in the Current Report on Form 8-K/A of Omega Research, Inc. dated January 7, 2000.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
January 7, 2000